Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement (Form S-1) pertaining to the registration of 9,939,203 shares of common stock of Keyuan Petrochemicals Inc, of our report dated February 23, 2010 with respect to the financial statements of Keyuan International Group Ltd for the periods ended December 31, 2009 and 2008 and of our report dated May 21, 2010 with respect to the financial statements of Keyuan International Group Ltd for the period ended March 31, 2010. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/ Partizio & Zhao, LLC

Patrizio & Zhao, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
May 21, 2010